UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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POMEROY IT SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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VOTE THE WHITE PROXY CARD TODAY

June 21, 2007

Dear Fellow Stockholder:

          We are writing to you today in connection with Pomeroy IT Solutions, Inc.’s Annual Meeting of Stockholders, which will be held on July 12, 2007. We want to highlight some of the key points of our improved operations.  We also want to reiterate our opposition to Flagg Street Capital’s proxy attempt to replace three of our directors--our Chairman, our Chief Executive Officer, and one of our independent directors--with its own hand-picked candidates.

Enhancing Stockholder Value is Your Board’s Primary Objective

          Your Board and senior management are committed to creating value for all of Pomeroy’s stockholders. We continuously review strategies for improving stockholder value and have been proactive in implementing changes.  The total stockholder return year-to-date as of June 18, 2007, has been 29.1%, a rate of return that is higher than the return generated by the S&P 500, the Dow Jones Industrial Average and the NASDAQ.  We have issued earnings per share guidance of $0.60 to $0.70 for fiscal 2007 as compared to our fiscal 2006 earnings per share of $0.09 ($0.26 excluding extraordinary charges), and in the first quarter of fiscal 2007 we reported earnings per share of $0.14 as compared to a loss per share of ($0.11) in the first quarter of fiscal 2006.

          We have positive momentum, as evidenced by recent new contracts, including with Goodyear and the State of Alabama, the latter of which is expected to generate $60 million in revenue over the next three years.  These facts provide evidence that your Board and senior management have been working diligently to create value for all shareholders, including Flagg Street.  In fact, with an average purchase price per share of approximately $8.00, Flagg Street, has seen the value of its holdings in the Company appreciate by approximately 20%, based on public information from Flagg Street.  All of its holdings have been acquired since March 2006.

          Given the returns generated by the Company and your Board for all shareholders and our improved performance during the time in which Flagg Street has been a holder of our stock, we are disappointed that Flagg Street is criticizing the Company and our directors, including our CEO.  Flagg Street’s attacks have created a potential negative distraction for all of our employees, as well as for our customers, and Flagg Street is undermining our efforts to further enhance shareholder value.

We Have Sound Corporate Governance

          Your Board of Directors is committed to demonstrating the best corporate governance possible.  Our Board is elected annually, promoting accountability on a yearly basis.  We have proactively appointed Kenneth Waters to serve as Independent Lead Director.  Mr. Waters is one of six independent directors on our nine-person Board.  Our independent Nominating and Corporate Governance Committee of the Board is conducting a corporate governance review, including a review of the composition and the roles and responsibilities of each Board Committee and to consider other appropriate corporate governance changes.  Mr. Vince Rinaldi, our independent director personally attacked by Flagg Street with untrue statements, has agreed to not serve on any Board committees following our 2007 annual stockholders meeting in July.  All transactions that involve any of our officers or directors or entities with which they are affiliated are fully disclosed and have been and are on terms that we believe are at least arm’s-length or more favorable to the Company.

          Your Board and senior management are always willing to speak directly with stockholders to discuss any ideas or suggestions holders may have to improve our corporate governance.

Your Board’s Nominees are the Right Directors for Pomeroy and its Stockholders

          Your Board believes that Pomeroy is served best by a Board made up of directors with deep experience and interest in our business, our customers and our products – in addition to financial, accounting, investment and marketing expertise. Your Board has been selected to include directors with these and other relevant and appropriate expertise and experiences.  Each of the Board’s nominees has made, and will continue to make, important contributions to our business in very specific ways and with a view to both the near-term and long-term prospects of the business. By electing the Board’s nominees, you will continue to have many strong and independent voices on the Board, and the Company will have the directors that it needs to face the challenges of an increasingly complex and competitive marketplace.

Flagg Street is NOT the Right Answer

          Flagg Street has launched a proxy fight to gain three seats on your Board of Directors. Your Board regularly looks to add independent directors who have relevant experience and can provide valuable insight and perspective to supplement the Board’s existing expertise. For example, in 2005, we added two new independent directors to the Board: (1) Mr. Ron Krieg, who has more than 40 years in the practice of public accounting with a national firm, and has considerable experience in the areas of Sarbanes-Oxley and internal auditing; and (2) Mr. David Boucher, who spent more than 30 years with IBM Corporation where he held numerous executive positions in the IBM Personal Systems Group.

          In its public filings relating to this proxy contest, Flagg Street has leveled criticisms that are either untrue, constitute misstatements of publicly available facts, or are based on only those facts that Flagg Street chooses.  For example, Flagg Street has incorrectly stated that “an entity affiliated with Mr. Rinaldi conducts significant business with our Company.”  In fact, Mr. Rinaldi is not an “affiliate” with the referenced entity, National City Commercial Capital Corporation (“NCCC”), nor does NCCC conduct “significant business” with the Company, from either entity’s standpoint.  He is an executive officer of NCCC, which is a wholly owned subsidiary of, and controlled by, a very large bank.  NCCC provides equipment lease financing for some of the Company’s customers.  Under this relationship, as disclosed in our proxy statement, NCCC provided approximately $17.7 million of lease or similar financing for the Company’s customers in 2006 out of NCCC’s total originations of approximately $3.4 billion.  NCCC paid referral fees on those originations to the Company of $116,000, in accordance with the terms of our contract, of the Company’s total fiscal 2006 revenue of  approximately $630 million.  Mr. Rinaldi has no day-to-day involvement in the relationship between NCCC and the Company, and receives no direct financial benefit.

          In addition, Flagg Street’s criticism of the amount of rent the Company pays to an entity controlled by our Chairman, David Pomeroy, for lease of our headquarters and distribution facility fails to put that amount in context. As we have disclosed in our proxy statement, that the rent was determined based on a fair market value rental opinion provided by an independent real estate appraiser in 2005.  We believe that the rent and lease terms and the actual facilities are more favorable to the Company than could be obtained from a third-party.

          In our opinion, these and other callous public statements by Flagg Street are indicative of its nominees’ behavior if elected to the Board.  This type of conduct could be damaging to shareholder value and negatively affect the Company’s positive momentum.

          We welcome suggestions for qualified Board nominees from all of our stockholders.  Flagg Street, like many hedge funds, is perceived as a short-term holder, contrary to Flagg Street’s assertions that it is a long-term investor.  Three of the four companies in which Flagg Street previously reported ownership of more than 5% as an active investor were sold within months.

          Flagg Street’s criticisms of the Company relate primarily to matters that occurred and were resolved before it invested.  Flagg Street has not provided any strategic plans for the Company or indicated what it would do differently from our current strategy, other than seeking removal of our Chairman and our CEO despite the Company’s recent positive financial results and increases in stockholder value. If successful in its attempt to replace as directors our Chairman and the Chief Executive Officer during a period in which the Company is realizing significant improvements in the business, your Board believes our ability to successfully implement our strategy will be significantly jeopardized.  We believe, based on our research and discussions with executives at other companies in which Flagg Street has invested, that Flagg Street’s actions are driven purely by its own agenda to seek attention for itself and realize a short-term return on in its investment in the Company.  Flagg Street’s self-serving, unprofessional personal attacks could negatively affect the long-term interests of the Company and all stockholders.

We Believe that the Flagg Street Nominees are Not Right For Your Board

          Their nominees, in our opinion, lack the operational IT experience, necessary Board experience, or other qualifications to help maximize stockholder value in the interest of all stockholders.

Jonathan Starr

•	No experience sitting on the Board of a public company

•	No operational experience

•	No information technology industry experience

•	Board has serious concerns about his maturity, judgment, and professionalism based on his conduct over the last several months

Michael Ruffolo

•

Just seven months of experience sitting on the Board of a public company, during which time he was sued as a director for breach of fiduciary duty of disclosure based on allegations that the company’s merger proxy statement contained material omissions and was materially misleading. The company was required to provide additional disclosure

•	According to public information, fired as COO of Akamai Technologies after six months in the position

•	Employment with EMC Corp. ended after only 16 months, for reasons not publicly disclosed, where he held a job making more than $2.5 million per year according to public information

•

We believe some of his claims of accomplishments and responsibilities in Flagg Street’s proxy filings are inconsistent with his actual employment history, based on review of available public information

•	Owns no Pomeroy stock

Richard Press

•	Limited experience sitting on the Board of a public company

•	No experience sitting on the Board of a public company outside of the insurance or asset management industry

•	No operational experience

•	No information technology industry experience

•	No direct ownership of Pomeroy stock

          We remain committed to an ongoing dialogue with all stockholders. In our view, however, Flagg Street’s actions to date have been self-serving, their nominees do not add to the strength of your Board, and their election could jeopardize the Company’s progress in maximizing stockholder value.

          Your Board is unanimous in its opposition to Flagg Street and requests that you discard Flagg Street’s gold proxy card and return the Board’s WHITE proxy card today.

          This year’s Annual Meeting of Stockholders will be held on Thursday, July 12, 2007. Every stockholder’s vote is important to us, so please be sure to review Pomeroy’s proxy statement and complete, sign, date and return your WHITE proxy card today.

Sincerely,

/s/ Stephen Pomeroy	/s/ Kenneth Waters

Stephen Pomeroy	Kenneth Waters
Chief Executive Officer	Lead Independent Director
Pomeroy IT Solutions, Inc.	Pomeroy IT Solutions, Inc.

Vote the WHITE Proxy Card Today

If your shares are held with a bank or brokerage firm, instructions for voting your shares by telephone, Internet or mail are enclosed, along with your WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned Flagg Street’s gold proxy card, you can revoke that vote and cast a new vote by completing, signing, dating and returning the enclosed WHITE proxy card today.

If you need assistance in voting your shares by telephone, Internet or mail, please call D. F. King & Co., Inc., which is assisting Pomeroy, toll-free at 1-800-735-3591.